Exhibit 99.1

Catalyst Health Solutions Reports

First Quarter 2010 Financial Results

Net Income Increases 26% to $0.39 per Diluted Share

Revenue Increases 18% to $832 million

ROCKVILLE, MD, May 4, 2010 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) announces its financial results for the first quarter ended March 31, 2010. The Company reports quarterly net income of $17.4 million, up 26% from $13.8 million in the prior year. Quarterly earnings per diluted share increased to $0.39. Revenue for the quarter ended March 31, 2010, increased 18% to $832.3 million from $703.3 million in the prior year.

“We are pleased with the Company’s performance,” stated David T. Blair, Chief Executive Officer of Catalyst. “The Company delivered significant earnings growth while executing on key strategic initiatives.” During the quarter, the Company successfully implemented new clients, renewed key customer contracts, achieved higher generic utilization and formulary compliance and secured additional business.

Catalyst began administering pharmacy benefit management services for the Michigan Public Schools Employees Retirement System (“MPSERS”) effective January 1, 2010. MPSERS is comprised of approximately 190,000 members, including non-Medicare and Medicare-eligible retirees and their dependents. Catalyst is pleased to report that the trustees of the Hotel Employees and Restaurant Employees International Union (H.E.R.E.I.U.)/Culinary Health Fund voted to renew a three year extension, which covers 185,000 plan participants, and that the Company was also awarded a new service contract with the State of Louisiana Office of Group Benefits effective July 1, 2010, which covers approximately 225,000 members.

Additionally, the Company sold new business representing approximately 150,000 lives with mid-year effective dates. “We are pleased by the steady sales momentum across all of our market segments,” added Blair. The strong growth in sales reflects our commitment to delivering the most effective and lowest cost pharmacy solutions. The Company’s generic dispensing rate increased 3.3 percentage points to 70.0% from the first quarter 2009.

Management confirms that it is tracking towards its previously stated financial guidance and expects sequential earnings growth for the remainder of 2010 to reach $1.80 to $1.88 earnings per share.

First Quarter Results

Revenue for the first quarter increased by $129.0 million, or 18.3%, to $832.3 million from $703.3 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the first quarter increased to 16.1 million from 13.8 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients. Generic utilization increased to 70% from 67% in the first quarter of 2009.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume was 17.5 million in the first quarter of 2010.

Gross profit for the first quarter increased $9.5 million, to $50.6 million or 6.1% of revenue compared to $41.1 million, or 5.8% of revenue, in the first quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements, offset by expenses associated with client implementations.

First quarter operating income increased 30.4% to $28.4 million from $21.8 million in the first quarter of 2009. The increase in operating income was primarily due to the increase in gross profit, offset by a $2.9 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. Additionally, the growth in selling, general and administrative expenses reflects the consolidation of the operating expenses from the Company’s recent acquisition.

Net income for the first quarter of 2010 was $17.4 million, or $0.39 per diluted share, compared to the prior year’s net income of $13.8 million, or $0.32 per diluted share.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 6 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

SOURCE: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2010	2009
Revenue (excludes member co-payments of $254,203 and $202,425 for the three months ended March 31, 2010 and 2009, respectively)	$832,312	$703,272

Direct expenses	781,665	662,142
Selling, general and administrative expenses	22,209	19,319

Total operating expenses	803,874	681,461

Operating income	28,438	21,811
Interest income (expense), net	(157)	193

Income before income taxes	28,281	22,004
Income tax expense	10,860	8,186

Net income	$17,421	$13,818

Net income per share, basic	$0.40	$0.32
Net income per share, diluted	$0.39	$0.32
Weighted average shares of common stock outstanding, basic	43,622	42,935
Weighted average shares of common stock outstanding, diluted	44,415	43,631

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2010	2009
Retail prescriptions	15,445	13,265
Total mail prescriptions	700	507

Total prescriptions	16,145	13,772
Total adjusted prescriptions(1)	17,545	14,786

Adjusted mail order penetration %(2)	12%	10%
Generic utilization %	70%	67%

Gross profit	$50,647	$41,130
Operating income	28,438	21,811
Depreciation & amortization	3,113	2,745

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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